Exhibit 5.1

Harney Westwood & Riegels LP Craigmuir Chambers PO Box 71 Road Town Tortola VG1110 British Virgin Islands Tel: +1 284 494 2233 Fax: +1 284 494 3547

22 August 2022

greg.boyd@harneys.com

+1 284 852 4317

051341.0012-GAB-MTT

Bit Brother Limited

Clarence Thomas Building

P.O. Box 4649

Road Town, Tortola

British Virgin Islands

Dear Sir or Madam

Bit Brother Limited, Company No 1682727 (the Company)

We are lawyers qualified to practise in the British Virgin Islands and have acted as British Virgin Islands legal advisers to the Company connection with the offering by the Company of an aggregate of 15,200,000 Class A Ordinary Shares (the Shares) issuable pursuant to the Bit Brother Limited 2022 Equity Incentive Plan, as amended (the Amended 2022 Plan) and a Registration Statement on Form S-8 (the Registration Statement), filed with the Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Securities Act).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Corporate Documents (as defined in Schedule 1), which we regard as necessary in order to issue this opinion. We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion or in relation to any British Virgin Islands companies other than the Company (including those British Virgin Islands companies, other than the Company, referenced in the Registration Statement).

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to the legal considerations and documents which we regard as necessary in order to issue this opinion, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the British Virgin Islands:

1	Existence and Good Standing. The Company is a company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the British Virgin Islands. The Company is a separate legal entity and is subject to suit in its own name.

A list of partners is available for inspection at our offices. Bermuda legal services provided through an association with Zuill & Co. VG:23194213_2	Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | London | Luxembourg | Montevideo São Paulo | Shanghai | Singapore | Vancouver www.harneys.com

2	Authorised Shares. The Company is authorised to issue an unlimited number of Class A Ordinary Shares with no par value, 200,000,000 Class B Ordinary Shares with no par value and 5,000,000 Preferred Shares with a par value of US$0.0001.

3	Valid Issuance of Shares. The Shares (when issued and sold in accordance with the Registration Statement, the Amended 2022 Plan and the Resolutions) will be duly authorized, validly issued, fully paid and non-assessable (meaning that no further sums will be payable with respect them). Shares in the Company are issued when the name of the shareholder is entered on the register of members of the Company.

4	No actions/proceedings. The Public Searches do not show any pending action or court proceedings against the Company at the time of our search referred to at paragraph 4 of Schedule 1.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

In giving such consent, we do not believe that we are “experts” within the meaning of such term used in the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise. This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.

Yours faithfully

/s/ Harney Westwood & Riegels LP
Harney Westwood & Riegels LP

Schedule 1

List of Documents and Records Examined

1	a copy of the Certificate of Incorporation and Memorandum and Articles of Association of the Company obtained from the Registry of Corporate Affairs on 19 August 2022;

2	the records and information certified by FH Corporate Services Ltd., the registered agent of the Company, on 16 August 2022 of the statutory documents and records maintained by the Company at its registered office (the Registered Agent’s Certificate);

3	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 19 August 2022;

4	the records of proceedings on file with, and available for inspection on 19 August 2022 at the High Court of Justice, British Virgin Islands;

(3 to 4 above are the Public Searches)

5	a copy of the unanimous written resolutions of the board of directors of the Company dated 7 June 2022 and the minutes of the meeting of the shareholders of the Company held on 30 June 2022 approving the Amended 2022 Plan and authorising the filing of the Registration Statement (the Resolutions); and

6	the Registration Statement.

(1 to 6 above are the Corporate Documents).

Schedule 2

Assumptions

1	Authenticity of Documents. All original Corporate Documents are authentic, all signatures, initials and seals are genuine, all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated. Save for the Corporate Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Registration Statement and the Resolutions have not been rescinded (save for any such rescission that has been notified to us in writing by the Company prior to the date of this opinion) and are true and accurate as respects the director considerations regarding conflicts of interests and the best interests of the Company.

2	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete, and the information recorded in the Registered Agent’s Certificate was accurate as at the date of the passing of the Resolutions.

3	No Steps to Wind-up. Save for as recorded on the Public Searches reviewed by us, the directors and shareholders of the Company have not taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the property or assets of the Company.

Schedule 3

Qualifications

1	Public Records. Records reviewed by us may not be complete for various reasons. In particular you should note that:

(a)	in special circumstances the court may order the sealing of the court record, which would mean that a record of the court action would not appear on the High Court register;

(b)	failure to file notice of appointment of a receiver with the Registry of Corporate Affairs does not invalidate the receivership but merely gives rise to penalties on the part of the receiver;

(c)	a liquidator of a British Virgin Islands company has 14 days after their appointment within which they must file notice of their appointment at the Registry of Corporate Affairs; and

(d)	although amendments to the Memorandum and Articles of Association of a company are normally effective from the date of registration with the Registry of Corporate Affairs, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed, and accordingly our searches would not indicate such issues.

2	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

3	Amendment. A British Virgin Islands court would not treat as definitive a statement in a contract that it could only be amended or waived in writing but would be able to consider all the facts of the case particularly where consideration had passed to determine whether a verbal amendment or waiver had been effected and if it found that it had such verbal amendment or waiver would be deemed to have also amended the stated requirement for a written agreement.

4	Good Standing. To maintain the Company in good standing under the laws of the British Virgin Islands, annual licence fees must be paid to the Registrar of Corporate Affairs.

5	Conflict of Laws. An expression of an opinion on a matter of British Virgin Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the British Virgin Islands courts would treat British Virgin Islands law as the proper law to determine that issue under its conflict of laws rules.

6	Resolutions. The Resolutions remain in full force and effect and the Resolutions are an accurate record of the relevant meeting and are factually accurate as to notice and quorum.

7	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and European Union sanctions as implemented under the laws of the British Virgin Islands.

8	Amended 2022 Plan. The Company has confirmed that any reference to ‘Common Shares’ in the Amended 2022 Plan is to be construed as referring to Class A Ordinary Shares.

9	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the Economic Substance (Companies and Limited Partnerships) Act 2018.

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